EXHIBIT 10.2

Contract Amendment

Between
Spark Networks SE
Kohlfurterstr. 41/43
D-10999 Berlin
hereinafter referred to as "Company”

and
Gitte Bendzulla
Danziger Strasse 75
10405 Berlin
hereinafter referred to as "Executive Director" (Geschäftsführende Direktorin)
In amendment to the Executive Director Service Agreement from 29.05.2020 (“Executive Director Service Agreement”) the following amendment will be concluded:

§ 1 Präambel

Mit Beschluss vom 26. Juni 2019 hat der Verwaltungsrat der Gesellschaft Frau Bendzulla mit sofortiger Wirkung zum Geschäftsführer der Gesellschaft ernannt. In Ergänzung zum bestehenden Executive Director Service Agreement nebst etwaiger Ergänzungsvereinbarung, und in Umsetzung des Beschlusses des Verwaltunsgrates der Gesellschaft vom 09. Juni 2021 vereinbaren die Vertragspartner mit Wirkung zum 15.06.2021 wie folgt:

Section § 1 Preamble

By resolution of June 26, 2019 the Company’s Administrative Board has appointed Gitte Bendzulla as executive director of the Company with immediate effect. Executing the respective resolution of the Board of Directors of the Company of June 9th 2021, the Parties agree to the following amendments to the Executive Director Service Contract as emended, effective June 15, 2021:

§ 2 Änderungen	Section § 2 Amendments
(1) § 3 (2) Laufzeit der Vereinbarung
Kündigt die Gesellschaft den Vertrag gem. 3 Abs. 1 hat die Executive Direktorin Anspruch auf eine Abfindung in Höhe ihres Vergütungsanspruchs für sechs monatliche Vergütungen gemäß § 4 zuzüglich des anteiligen variablen Jahresbonus bei einer Zielerreichung von 100%. Die Abfindung ist mit der letzten regulären Gehaltszahlung fällig und zahlbar. VSOP oder Aktienoptionen, die der Executive Direktorin gemäß § 4 Abs. 3 gewährt wurden, die innerhalb der nächsten drei Monate nach Wirksamwerden der Kündigung vesten, bleiben unberührt und vesten.

(1)Section § 3 (2) Duration of the Agreement In case the company terminates the Agreement in accordance with sec. 3 (1) the Managing Director shall be entitled to receive a severance payment equal to the amount of her remuneration entitlement for six equal installments under sect. 4 plus the pro rata variable annual bonus assuming a target achievement of 100%. The severance payment shall be due and payable together with the last regular salary payment. Any vesting of VSOP or stock option granted to the Managing Director under sect. 4 (3) due to occur within the next three months after the effective date of the termination shall continue to vest.

(2) § 4 (2) Vergütung
Zusätzlich zum festen Bruttojahresgehalt kann die Executive Direktorin derzeit einen jährlichen Bonus mit einem Zielbetrag von 30 % des dann aktuellen festen Bruttojahresgehalts erhalten. Die entsprechenden Ziele und die entsprechenden Bonuszahlungen werden jährlich vom Verwaltungsrat nach Anhörung der Executive Direktorin festgelegt. Die endgültige Höhe des Bonus wird dann jährlich vom Verwaltungsrat auf Basis der Zielerreichung zeitgleich mit der Feststellung des Jahresabschlusses der Gesellschaft durch die Wirtschaftsprüfer der Gesellschaft festgelegt. Der Jahresbonus, sofern vorhanden, ist am Ende des Monats fällig und zahlbar, der auf die Genehmigung des Jahresabschlusses folgt.

1.Section § 4 (2) Remuneration
 In addition to the fixed gross annual salary, Executive Director is currently eligible to receive an annual bonus with a target amount of 30% of the then current fixed gross annual salary. The relevant goals and corresponding bonus payments shall be established annually by the Administrative Board after consultation of the Executive Director. The final amount of the bonus shall then be determined annually by the Administrative Board based on target achievement at the same time as the annual financial statements of the Company are approved by the Company’s auditors. The annual bonus, if any, shall be due and payable at the end of the month following this approval of the annual financial statements.

(3) § 11 (4) Nachvertragliches Wettbewerbsverbot
Die Gesellschaft ist berechtigt, jederzeit, auch nach Beendigung des Dienstverhältnisses, durch schriftliche Erklärung auf dieses Wettbewerbsverbot zu verzichten, sodass die Executive Direktorin mit sofortiger Wirkung von den Verpflichtungen befreit ist, und die Gesellschaft von der Verpflichtung zur Zahlung einer Entschädigung mit sofortiger Wirkung ab dem Zeitpunkt der Erklärung befreit ist.

(3) Section § 11 (4) Post-contractual Non-compete Covenant (with effect from 15.06.2021)
The Company shall be entitled to waive this non-compete covenant by written declaration at any time, including after the service relationship, with the effect that the Executive Director is released of the obligations immediately, the Company shall be free of the obligation to pay compensation with immediate effect starting from the date of declaration.

§ 3 Schlussbestimmung

Sofern vorstehend nichts Abweichendes geregelt wird, bleiben die übrigen Bestimmungen des Arbeitsvertrages und eventuell zusätzlicher gültiger Vertragsänderungen unberührt.

Der englische Text dient nur zur Orientierung. Bei Unstimmigkeiten zwischen der deutschen Version und der englischen Version ist die deutsche Version maßgebend.

Section § 3 Concluding Provision

As far as this amendment does not state otherwise, the remaining provisions of the employment contract and any amendments shall remain unaffected.

The English text is provided for guidance only. In the event of any inconsistency between the German version and the English version, the German version shall prevail.

Berlin, 15.06.2021 /s/ David Khalil Spark Networks SE Represented by its Administrative Board, represented by the chairman of the Administrative Board, Mr. David Khalil /s/ Gitte Bendzulla Gitte Bendzulla